                                                                    EXHIBIT 99.3

                     CONSENT OF THOMAS WEISEL PARTNERS LLC

February 2, 2001

The Board of Directors
Chordiant Software, Inc.
20400 Stevens Creek Blvd., Suite 400
Cupertino, California 95014

Members of the Board:

Thomas Weisel Partners LLC ("Thomas Weisel Partners") hereby consents to the inclusion of the opinion letter dated as of January 4, 2001 of Thomas Weisel Partners to the board of directors of Chordiant Software, Inc. ("Chordiant") as Annex C to, and to the reference thereto under the captions "SUMMARY--Opinion of Financial Advisors - Opinion of Chordiant's Financial Advisor" and "THE MERGER-- Opinion of Chordiant's Financial Advisor" in, the joint proxy statement/prospectus of Chordiant and Prime Response, Inc. ("Prime Response") relating to the proposed merger transaction involving Prime Response and Chordiant. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                    By: /s/ THOMAS WEISEL PARTNERS LLC
                                       -------------------------------
                                       THOMAS WEISEL PARTNERS LLC